Exhibit 10.1

PNC 1900 East 9th Street Cleveland, OR 44114

December 11, 2012

Northern Technologies International Corporation
4201 Woodland Road
Circle Pines, MN 55014
Attn: Matthew C. Wolsfeld

Re: Waiver to the Loan Agreement dated as of January 10, 2011 (as amended, the "Agreement") between NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION (the "Borrower") and PNC Bank, National Association (the "Bank")

Renewal of Expiration Date for $3,000,000.00 Working Cash® Line of Credit

Dear Matthew:

This letter is issued in connection with the Agreement referenced above. Terms used in this letter which are defined in the Agreement shall have the same meanings in this letter as they do in the Agreement.

The Borrower's failure to comply with delivery of its certificate as to its compliance as referenced in subsection 4.2. of the Agreement for all applicable periods, constitutes Events of Default under the Agreement. In reliance upon the Borrower's representations and warranties contained in the Loan Documents (as defined below), and subject to the terms and conditions herein set forth, the Bank agrees to grant a waiver as follows:

In reliance upon the Borrower's representations and warranties contained in the Loan Documents (as defined below), and subject to the terms and conditions herein set forth, the Bank agrees to grant a waiver as follows:

I. Waiver. The Bank hereby grants a waiver of the Events of Default specified above.

2. Extent of Waiver. Except as expressly described above, this waiver shall not constitute (a) a modification or an alteration of any of the terms, conditions or covenants of the Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the "Loan Documents"), all of which remain in full force and effect, or (b) a waiver, release or limitation upon the Bank's exercise of any of its rights and remedies thereunder, all of which are hereby expressly reserved. This waiver shall not relieve or release the Borrower or any guarantor in any way from any of its respective duties, obligations, covenants or agreements under the Agreement or the other Loan Documents or from the consequences of any Event of Default thereunder, except as expressly described above. This waiver shall not obligate the Bank, or be construed to require the Bank, to waive any other Event of Default or defaults, whether now existing or which may occur after the date of this waiver.

In addition to granting the waiver as described above, we are pleased to inform you that your Working Cash® Line of Credit has been renewed. The Expiration Date, as set forth in that certain Amended and Restated Committed Line of Credit Note dated January 10, 2011 and that certain Loan Agreement dated January 10, 2011, has been extended from January 9, 2013 to January 8, 2014, effective on January 10, 2013. All other terms and conditions of the Working Cash® Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,
PNC BANK, NATIONAL ASSOCIATION
\s\Pamela LeRose
Pamela LeRose
Senior Vice President